Exhibit 10.5
May 26, 2021

John Slebir
[address]

Subject: Revised Offer Letter

Dear John:

Dynavax Technologies is pleased to offer you the position of Senior Vice President and General Counsel, on the terms outlined below. We are excited that you will be joining our team of dedicated and talented professionals focused on investigating, developing, and commercializing innovative vaccines to provide protection for an unpredictable world.

As our GC, you will report to Ryan Spencer, CEO, and work at our facility located at 2100 Powell Street, Suite 900 in Emeryville, California. The Company may change your position, duties, manager, and work location from time to time as it deems necessary.

COMPENSATION & BENEFITS
Your compensation will be $37,500.00 per month, annualized to $450,000.00, less payroll deductions and all required withholdings.  You will be paid semi-monthly on the 15th of each month and on the last day of each month. You will be eligible to participate in the Company’s standard benefit programs including medical, dental, and vision insurance programs for yourself and your qualified dependents beginning on your first day of employment. There will be an employee contribution for these coverages. Dynavax offers up to 13 company paid holidays per year, life insurance, disability insurance, long-term care insurance, Flexible Spending Account, 401(k) match, and Employee Stock Purchase Plan.  The Company may modify compensation and benefits from time to time as it deems necessary.

As a Director and above level employee, you will be eligible for our “Non-accrual Vacation Policy for Director & Above Employees”. A copy of the policy will be sent to you under separate cover.

BONUS
You are eligible to participate in the Company's Bonus Plan with a target incentive of 50% of your annual base salary. Your annual cash incentive is based on your individual performance (20% weighting) and on the achievement of annual corporate goals (80% weighting). The payout of the Company’s Bonus Plan is at the discretion of the Dynavax Board of Directors. Employees who join the company between January 1st and on the first business day in October of such performance year, will be eligible for prorated annual compensation awards (bonus, merit, and annual equity grant) for their first year of employment. Employees hired after the first business day in October will be eligible to participate in our annual compensation awards the following year.

STOCK OPTIONS
Specifically, with respect to the stock option grant, as a material inducement to you entering into employment with Dynavax Technologies Corporation (the “Company”), we propose granting you a stock option to purchase 300,000 shares of the Company’s common stock, subject to approval by the Compensation Committee of the Company’s Board of Directors. This stock option would be a non-qual, and would have an exercise price equal to the fair market value of the Company’s common stock on the date of
2100 Powell Street, Suite 900, Emeryville, California 94608
Phone: 510-848-5100 Toll-Free: 877-848-5100 Fax: 510-848-1327 www.dynavax.com grant and would be subject to all of the terms and conditions set forth in the applicable award agreement and applicable stock incentive plan. This stock option would vest over three years as follows: 1/3 of the shares subject to the stock option would vest on the first anniversary of the date you commence employment with the Company, and 1/36 of the shares subject to the stock option would vest on the last day of each month thereafter, provided that vesting would cease upon termination of your continuous service with the Company and/or its affiliates.

SIGN-ON BONUS
You will receive a $100,000.00 sign-on bonus, less applicable withholding deductions that will be paid in the pay cycle after completing 60-days of full-time employment. If you voluntarily terminate your employment within 12-months of your start date, this amount must be reimbursed to the Company.

OTHER AGREEMENTS
As a Senior Vice President, you will receive our Management Continuity and Severance Agreement (MCSA) at the benefit levels as approved by the Compensation Committee and defined in the agreement. In addition, you will receive our standard Indemnity Agreement. Copies of these agreements will be delivered to you as soon as administratively possible after your first day of employment.

EMPLOYMENT VERIFICATION & BACKGROUND CHECK
This offer is subject to your submission of a completed and signed I-9 form within 3 days of your employment, along with satisfactory documentation(s) verifying your identification and right to work in the United States.

Your employment is also contingent upon the acceptable results of reference checks, and background checks, including but not limited to your Social Security number, education, employment, FACIS (Fraud and Abuse Control Information System), credit check, and criminal verification (including the 50-state sex offender database). Any falsification in your employment history, educational and criminal background will result in withdrawal of the offer, or termination of employment, if hired.

COMPANY POLICY & PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
As an employee of the Company, you will be expected to abide by Company rules and regulations as well as the Dynavax Code of Business Conduct and Ethics, and to sign and comply with a Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of the Company's proprietary information.

WORKING HOURS
Normal working hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday.  As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

AT-WILL EMPLOYMENT
You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company.  Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advanced notice. This at-will employment relationship cannot be changed except by written agreement signed by a Company officer.

The employment terms in this letter and your Management Continuity and Severance Agreement (MCSA) supersede any other agreements or promises made to you by anyone, whether oral or written.

Please sign and date this letter and return it via DocuSign to Human Resources by Tuesday, June 1, 2021, if you wish to accept employment with Dynavax under the terms described above. If you accept our offer, we will work with you to find a mutually aggregable start date.

John, we look forward to a favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Ryan Spencer

Ryan Spencer
CEO

Accepted:

/s/ John Slebir 5/27/2021
John Slebir                Date
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